October 16, 1996



The Board of Directors of KTI:
         Dibo Attar
         Ross Pirasteh
         Jack Polak
         Jeffrey R. Power
         Marshall S. Sterman

RE: Current Bonus Structure Pursuant to the Employment Agreements with Nicholas Menonna, Jr. and Martin J. Sergi

Gentlemen:

         Under the current bonus structure for the above said contracts, the Company would be required to pay a combined bonus of approximately $1,050,000 based on KTI's financial results through September 30, 1996. As you know the Company is expected to be profitable for the four quarter and this amount would then increase accordingly. Recognizing that this would be a burden on the working capital of the Company at this time and in the interest in promoting shareholder value and confidence in the upper management of the Company rather than short term personal gain, we propose to you that the Company fix our bonuses for the year ended December 31, 1996 at $100,000 each plus a forgiveness of our loans with the Company in the amount of $45,000 each. Of course, this amount would be reduced if for any reason the formula in our existing contracts produces a result less than the proposed bonuses.

         We believe the Company has overcome great adversity and in 1996 has begun to realize its potential. KTI clearly has a very bright future ahead. It certainly has been a pleasure for us to have been a part of this achievement and likewise we look forward to helping direct the Company in achieving substantial growth for its shareholders in the years to come.

Very truly yours,

KTI, INC.

/s/ Nicholas Menonna, Jr.
-------------------------
Nicholas Menonna, Jr.
Chairman of the Board and
Chief Executive Officer

/s/ Martin J. Sergi
-------------------
Martin J. Sergi
President
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Board of Directors
October 16, 1996
Page 2





Accepted and Agreed to:


                                    /s/ Jeffrey R. Power
--------------                      --------------------
Dibo Attar                          Jeffrey R. Power



/s/ Ross Pirasteh                   /s/ Marshall S. Sterman
-----------------                   -----------------------
Ross Pirasteh                       Marshall S. Sterman




--------------
Jack Polak